Back To Form 10-K                                                                                                                                                                                                                                                                      Exhibit 10.44

UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA TAMPA DIVISION
EASTWOOD ENTERPRISES, LLC Individually and on Behalf of All Others Similarly Situated, Plaintiffs, vs. TODD S. FARHA, PAUL L. BEHRENS, THADDEUS BEREDAY, and WELLCARE HEALTH PLANS, INC. Defendants.	: : : : : : : : : : : : : :	Case No.: 8:07-cv-1940-VMC-EAJ

STIPULATION AND AGREEMENT OF SETTLEMENT

This Stipulation and Agreement of Settlement (the “Stipulation”) is entered into between and among lead plaintiffs, the New Mexico State Investment Council, the Public Employees Retirement  Association of New Mexico,

the Teachers’ Retirement System of Louisiana, the Policeman’s Annuity and Benefit Fund of Chicago, and the Public School Teachers’ Pension and Retirement Fund of Chicago (collectively, “Lead Plaintiffs” or the “Public  Pension

Funds”), which are the Lead Plaintiffs in the above-captioned consolidated class action (the “Action”), on behalf of themselves and the other members of the Class (as hereinafter defined) and defendant WellCare Health Plans, Inc.

(“WellCare”) (together with Lead Plaintiffs, the “Parties”), by and through their undersigned respective counsel and subject to approval of the United States District Court for the Middle District of Florida pursuant to Rule 23(e) of the Federal Rules of Civil Procedure.  The Settlement is intended to settle all Settled Claims against all Released Parties (as those terms are defined below) on the terms set forth below.
.

WHEREAS:

A.           All terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in Paragraph 1 herein;

B.           Beginning on October 26, 2007, class action complaints were filed in the United States District Court for the Middle District of Florida, alleging violations of Federal securities laws against WellCare and certain

Individual Defendants;

C.           On March 11, 2008, the Court appointed the Public Pension Funds as Lead Plaintiffs for the Action and approved their selection of Bernstein Litowitz Berger & Grossmann LLP and Labaton Sucharow LLP as Lead

Counsel for the Class;

D.           On October 31, 2008, Lead Plaintiffs filed their Consolidated Class Action Complaint for Violations of Federal Securities Laws asserting claims under Sections 10(b), 20(a), and 20A of the Securities Exchange Act of

1934 and Rule 10b-5 promulgated thereunder on behalf of all persons or entities who purchased WellCare common stock between February 14, 2005, and October 25, 2007, inclusive (the “Complaint”).

E.           On January 23, 2009, defendants WellCare, Todd S. Farha (“Farha”) and Paul L. Behrens (“Behrens”) filed a joint motion to dismiss and defendant Thaddeus Bereday (“Bereday”) filed a separate motion to dismiss, which motions Lead Plaintiffs opposed on March 13, 2009;

F.           On September 28, 2009, the Court issued an Order denying Defendants’ motions to dismiss;

G.           On November 30, 2009, Defendants filed their Answers to the Complaint;

H.          On December 3, 2009, the Court issued a Case Management And Scheduling Order, including an October 20, 2010 deadline for completion of fact discovery and a February 2011 trial date;

 I.           In December 2009, Lead Plaintiffs and Defendants began discovery.  Lead Plaintiffs served document requests and interrogatories on Defendants, and issued 20 subpoenas to nonparties.  Lead Plaintiffs received well in excess of 4 million documents and nearly 3 Terabytes of data in response to these subpoenas and requests for documents.  Defendants also served requests for documents on Lead Plaintiffs, and Lead Plaintiffs produced approximately 3,000 pages of documents in response to these requests.  In addition, Lead Plaintiffs took and participated in numerous depositions in Massachusetts and Florida;

 J.           On April 30, 2010, Lead Plaintiffs filed a motion for class certification under Rule 23 of the Federal Rules of Civil Procedure.  The Defendants did not oppose the motion and on June 23, 2010, the Parties entered into and filed a proposed Stipulated Order certifying a class of all persons and entities who purchased or otherwise acquired the common stock of WellCare between February 14, 2005, and 10:59 a.m. Eastern Standard Time on October 24,

2007, when trading of WellCare’s common stock on the New York Stock Exchange was halted;

K.           On July 19, 2010, the Court granted the United States’ application for a 150-day stay of the Action in light of the federal criminal investigation of events and circumstances which are purportedly related to certain factual allegations in the Action;

L.           On May 20, 2009, October 20, 2009, and July 14, 2010, Lead Plaintiffs and certain of the Defendants, through their counsel, participated in mediation sessions before the Hon. Layn R. Phillips (Ret.).  Although no settlement was reached at the conclusion of those sessions, after additional discussions, and with the continued assistance of Judge Phillips, on

August 6, 2010, Lead Plaintiffs and WellCare reached an agreement in principle to settle this Action on the terms set forth herein;

M.           The Settlement has been approved by WellCare’s Board of Directors and by Lead Plaintiffs;

N.           WellCare denies any wrongdoing whatsoever and this Stipulation shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have asserted.  Lead Plaintiffs and WellCare recognize, however, that the litigation has been filed by Lead  Plaintiffs and defended by Defendants in good faith and in compliance with Federal Rule of Civil Procedure 11, that the litigation is being voluntarily settled after receiving advice of counsel, and that the terms of the  Settlement are fair, adequate and reasonable.  This Stipulation shall not be construed or deemed to be a concession by any plaintiff of any infirmity in the claims asserted in the Action;

O.           Lead Counsel has conducted an extensive investigation and thorough discovery relating to the claims and the underlying events and transactions alleged in the Complaint.  Lead Counsel have analyzed the evidence adduced through discovery and have researched the applicable law with respect to the claims of Lead Plaintiffs and the other members of the Class (as defined herein) against the Defendants and the potential defenses thereto;

P.           Based upon their investigation and discovery as set forth above, Lead Plaintiffs and Lead Counsel have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to Lead Plaintiffs and the other members of the Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of this Stipulation, after considering:  (1) the monetary and other benefits that the Class will receive from settlement of the Action; (2) the attendant risks of litigation; and (3) the desirability of permitting the

Settlement to be consummated as provided by the terms of this Stipulation.

NOW THEREFORE, without any admission or concession on the part of Lead Plaintiffs of any lack of merit of the Action whatsoever, and without any admission or concession of any liability or wrongdoing or lack of merit in the defenses whatsoever by Defendants, it is hereby STIPULATED AND AGREED, by and among the Parties, through their respective attorneys, subject to approval of the Court pursuant to Rule 23(e) of the Federal Rules of Civil

Procedure, in consideration of the benefits flowing to Lead Plaintiffs and the Class and Defendants and the Released Parties from the Settlement, that all Settled Claims (as defined below) as against the Released Parties (as defined below) and all WellCare’s Claims (as defined below), shall be compromised, settled, released and dismissed with prejudice, upon and subject to the following terms and conditions:

DEFINITIONS

1.             As used in this Stipulation, the following terms shall have the following meanings:

(a)           “Authorized Claimant” means a Class Member who submits a timely and valid Proof of Claim Form to the Claims Administrator, in accordance with the requirements established by the Court, that is approved for payment from the Net Settlement Fund.

(b)           “BoNY” means The Bank of New York Mellon Trust Company, N.A., a national banking association, with offices located at 101 Barclay Street, New York, New York, 10286 and any affiliated entities, including but not limited to Mellon Investor Services, LLC.

(c)           “Bond Escrow Agent” means BoNY, who shall be responsible for safeguarding the WellCare Bonds upon initial issuance and for subsequently:  (i) transferring the WellCare Bonds (or any sold portion thereof) to Bond Buyers through The Depository Trust Company (“DTC”) and/or (ii) posting to the DRS the allocable share of the WellCare Bonds (or any unsold portion thereof) to the accounts of the Authorized Claimants in the amounts as directed by the Claims Administrator and approved by the Court in the Class Distribution Order, acting as agent for the Class and the Authorized Claimants, as provided in the Bond Escrow Agreement.

(d)           “Bond Escrow Agreement” means that certain agreement to be entered between Lead Counsel, on behalf of the Class, and BoNY, as Bond Escrow Agent, setting forth the terms under which BoNY shall serve as the Bond Escrow Agent.

(e)           “Brokerage Firms” means any domestic firm engaged in the business of effecting transactions in securities for the account of others and (1) as of December 31, 2009, reported on its audited balance sheet in excess of $1 billion of shareholders’ equity and (2) engaged in the trading of bonds in lot sizes of $1 million or more.  Brokerage Firms shall include, but are not limited to, those entities (and any of their affiliated entities who are engaged in the business of effecting transactions in bonds for the account of others) identified on Exhibit E attached hereto.

(f)           “Claim” means a completed and signed Proof of Claim Form submitted to the Claims Administrator in accordance with the instructions on the Proof of Claim Form.

(g)           “Claim Form” or “Proof of Claim Form” means the form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, that a Class Member must complete should that Class Member seek to share in a distribution of the Net Settlement Fund, subject to a Plan of Allocation approved by the Court.

(h)          “Claimant” means a person or entity that submits a Claim Form to the Claims Administrator seeking to share in the proceeds of the Net Settlement Fund.

(i)           “Claims Administrator” means the firm retained by Lead Plaintiffs and Lead Counsel subject to approval of the Court which shall administer the Settlement.

(j)           “Class” means all persons and entities who purchased or otherwise acquired the common stock of WellCare during the Class Period and were damaged thereby.  Excluded from the Class are:  (1) all persons or entities who purchased or otherwise acquired WellCare’s common stock during the Class Period and sold or otherwise disposed of such WellCare common stock during the Class Period, to the extent of those shares; (2)

Defendants Farha, Behrens and Bereday and members of their immediate families; (3) any entity in which Defendants WellCare, Farha, Behrens or Bereday had a controlling interest during the Class Period; (4) officers and directors of

WellCare during the Class Period; and (5) the legal representatives, heirs, successors, or assigns of any of the excluded persons or entities who assert any interest in WellCare common stock through or on behalf of any of the excluded persons or entities.  Also excluded from the Class are any persons or entities who exclude themselves by filing a request for exclusion in accordance with the requirements set forth in the Notice.

(k)           “Class Distribution Order” means an order entered by the Court authorizing and directing that the Net Settlement Fund be distributed, in whole or in part, to Authorized Claimants.

(l)            “Class Member” means a person or entity that is a member of the Class and does not exclude himself, herself or itself by timely filing a valid request for exclusion in accordance with the requirements set forth in the Notice.
(m)           “Class Period” means the period between February 14, 2005, and 10:59 a.m. Eastern Standard Time on October 24, 2007, when trading of WellCare’s common stock on the New York Stock Exchange was halted.
(n)           “Court” means the United States District Court for the Middle District of Florida, Tampa Division.

(o)           “Defendants” means WellCare and the Individual Defendants.

(p)           “Derivative Actions” means the action entitled Rosky v. Farha et. al., civil action number 07-cv-1952, pending in the United States District Court for the Middle District of Florida (the “Federal Derivative

Action”) and the consolidated actions entitled Intermountain Ironworkers Trust Fund v. Farha, et al. and Myra Kahn Trust v. Farha, et al., case numbers 07-015349 and 07-015846, pending in the Circuit Court of the Thirteenth

Judicial Circuit in and for Hillsborough County, Florida, Business Litigation Division (the “State Derivative Actions”), singularly and collectively.

(q)           “DRS” means the Direct Registration System maintained by the DRS Administrator, which, among other functions, shall provide a certificate-less (electronic book-entry) registry of the WellCare Bonds, showing individual accounts for each Authorized Claimant and their allocable share of the WellCare Bonds as approved by the Court in a Class Distribution Order; and enable Authorized Claimants to transfer their allocable shares of the WellCare Bonds to their unaffiliated brokerage accounts through DTC.

(r)           “DRS Administrator” means Mellon Investor Services, LLC, an affiliate of BoNY, which shall create, operate and maintain the DRS.

(s)           “DRS Fee Letter” means that certain fee agreement between and among the DRS Administrator, Lead Counsel, acting on behalf of the Class, and WellCare setting forth the fees and expenses for the creation, operation and maintenance of the DRS.

(t)           “Effective Date” means the date on which all the following shall have occurred:  (i) the Court has entered the Preliminary Approval Order; (ii)  the Court has approved the Settlement and all the material terms set forth in this Stipulation, following Notice to the Class and a Settlement Hearing, as prescribed by Rule 23 of the Federal Rules of Civil Procedure; (iii) the time to exercise the termination rights provided in this Stipulation have expired; and (iv) the Court has entered the Judgment, substantially in the form annexed hereto as Exhibit B, which has become Final.

(u)           “Escrow Accounts” means one or more accounts located at the Escrow Agents that are maintained to hold the Settlement Fund, which accounts shall be created, controlled and maintained exclusively by

Lead Counsel, acting as agents for the Lead Plaintiffs and the Class, and deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the Settlement Fund is distributed or returned pursuant to the terms of this Stipulation and/or further order of the Court.

(v)           “Escrow Agents” means one or more financial institutions selected by Lead Counsel to serve as escrow agents and who shall be responsible for overseeing, safeguarding and distributing the Escrow

Account, acting as agents for the Class and the members of the Class, as provided in the Escrow Agreement.  Unless otherwise indicated, “Escrow Agents” does not include the Bond Escrow Agent.

(w)          “Escrow Agreement” means the agreement among Lead Counsel and the Escrow Agents setting forth the terms under which the Escrow Agent shall maintain the Escrow Accounts.

(x)           “Fee Allocation Agreement” means that certain agreement between Lead Counsel, on behalf of themselves and the Class, and WellCare with respect to the DRS Fee Letter and the Bond Escrow Agreement, in substantially the same form as Exhibit F attached hereto.

(y)           “Final” when referring to an order or judgment means:  (i) that the time for appeal or appellate review of the order or judgment has expired, and no appeal has been taken; or (ii) if there has been an appeal,

(a) that the appeal has been decided by all appellate courts without causing a material change in the order or judgment; or (b) that the order or judgment has been upheld on appeal and is no longer subject to appellate review by further appeal or writ of certiorari.

(z)           “Individual Defendants” means Farha, Behrens and Bereday.

(aa)          “Judgment” means the final judgment, substantially in the form attached hereto as Exhibit B, to be entered by the Court pursuant to Rule 54(b) of the Federal Rules of Civil Procedure approving the Settlement.

(bb)          “Lead Counsel” or “Co-Lead Counsel” means the law firms of Bernstein Litowitz Berger & Grossmann LLP and Labaton Sucharow LLP.

(cc)           “Lead Plaintiffs” means the New Mexico State Investment Council, the Public Employees Retirement Association of New Mexico, the Teachers’ Retirement System of Louisiana, the Policeman’s Annuity

and Benefit Fund of Chicago, and the Public School Teachers’ Pension and Retirement Fund of Chicago.

(dd)           “Litigation Expenses” means the costs and expenses incurred by Plaintiffs’ Counsel in connection with commencing and prosecuting the Action, for which Lead Counsel intend to apply to the Court for reimbursement from the Settlement Fund.

(ee)           “Net Recovered Cash” means the Recovered Cash less (i) all reasonable attorneys’ fees and litigation expenses incurred by WellCare for outside counsel and other outside experts and consultants leading to its receipt of the Recovered Cash; and (ii) all reasonable fees and expenses incurred by WellCare for services by outside counsel or other independent agents to convert any recovered tangible or intangible property into

Recovered Cash.
(ff)            “Net Settlement Fund” means the Settlement Fund less: (i) any Taxes; (ii) any Notice and Administration Costs; (iii) any attorneys’ fees awarded by the Court; and (iv) any Litigation Expenses awarded by the Court.
(gg)          “Notice” means the Notice of Pendency of Class Action and Proposed Settlement, Settlement Fairness Hearing, and Motion for Attorneys’ Fees and Reimbursement of Litigation Expenses, substantially in the form attached hereto as Exhibit 1 to Exhibit A, which is to be sent to members of the Class.

(hh)          “Notice and Administration Costs” means the costs, fees and expenses that are incurred by the Claims Administrator and Lead Counsel in connection with:  (i) providing notice to the Class; (ii)

maintaining the Escrow Account(s); (iii) administering the Claims process; and (iv) those costs, fees and expenses incurred by Lead Counsel or the Class as set forth in the Bond Escrow Agreement and DRS Fee Letter.

(ii)           “Parties” means WellCare and Lead Plaintiffs, on behalf of themselves and the Class Members.

(jj)           “Plaintiffs’ Counsel” means Lead Counsel and all other counsel who, at the direction and under the supervision of Lead Counsel, represent Class Members in the Action.

(kk)          “Plan of Allocation” means the proposed plan of allocation of the Net Settlement Fund set forth in the Notice.

(ll)           “Preliminary Approval Order” or “Notice Order” means the order, substantially in the form attached hereto as Exhibit A, to be entered by the Court preliminarily approving the Settlement and, among other things, directing Notice be provided to the Class.

(mm)        “Publication Notice” or “Summary Notice” means the Summary Notice of Pendency of Class Action and Proposed Settlement, Settlement Fairness Hearing, and Motion for Attorneys’ Fees and

Reimbursement of Litigation Expenses, substantially in the form attached hereto as Exhibit 3 to Exhibit A, to be published as set forth in the Preliminary Approval Order.

(nn)          “Rating Service” means either Moody’s Investors Services Inc. or Standard & Poor’s Financial Services LLC.

(oo)          “Recovered Cash” means any cash (including cash or tangible or intangible property that WellCare, through reasonable and ready effort, converts into cash) that WellCare (i) recovers from any or all of the Individual Defendants or their estates (x) based on claims that were asserted or could have been asserted by WellCare prior to August 6, 2010, or (y) for contribution arising under this Settlement and Stipulation; and/or (ii)

receives from the United States government as a consequence of any recovery that the United States government obtains from any or all of the Individual Defendants or their estates.

(pp)           “Released Parties” and “Released Party” means any and all of the Defendants and each of their respective past and present subsidiaries, parents, successors and predecessors, legal representatives, heirs, executors, administrators, trustees, beneficiaries,

family members, assigns, partners, members, managers, officers, directors, agents, employees, attorneys, independent auditors, affiliates, controlled persons, controlling persons, insurers, advisors, and investment advisors.

(qq)            “Settled Claims” means any and all claims, debts, demands, rights or causes of action or liabilities whatsoever (including, but not limited to, any claims for damages, interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses or liability whatsoever), whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, whether class or individual in nature, including both known claims and Unknown Claims, (i) that have been asserted in this Action by the Class Members or any of them against any of the Released Parties, or (ii) that could have been asserted in any forum by the Class Members or any of them against any of the Released Parties which in any way arise out of, are related to, or are based upon (a)

the allegations, transactions, facts, matters or occurrences, representations or omissions involved, set forth, or referred to in the Complaint or (b) the purchase, transfer or acquisition of WellCare common stock during the Class

Period, including without limitation all claims arising out of or relating to any disclosures, public filings, registration statements or other statements by any and all of the Defendants.   Notwithstanding the foregoing, “Settled Claims”

does not include the claims asserted or which may be asserted by or on behalf of WellCare in the Derivative Actions.  Additionally, “Settled Claims” does not include claims relating to the enforcement of the Settlement or the terms of this Stipulation.

(rr)           “Settlement” means the proposed settlement as set forth in this Stipulation.

(ss)           “Settlement Amount” means the consideration to be paid or delivered by WellCare in the form, at the time and subject to the terms set forth below in paragraph 6.

(tt)           “Settlement Fund” means the Settlement Amount and any and all income and gains earned thereon.

(uu)           “Settlement Hearing” or “Settlement Fairness Hearing” means the hearing set by the Court in the Notice Order pursuant to Rule 23(e) of the Federal Rules of Civil Procedure to consider approval of the Settlement.
(vv)           “Taxes” means collectively (i) any and all taxes, duties and similar charges (including any estimated taxes, withholdings, interest or penalties and interest thereon) arising in any jurisdiction with respect to the income or gains earned by or in respect of the Settlement Fund, including, without limitation, any taxes or tax detriments that may be imposed upon WellCare, its successors or its counsel with respect to (a) any income and gains earned by the Settlement Fund for any period during which the Settlement Fund may be finally determined to not qualify as a Qualified Settlement Fund (within the meaning contemplated in paragraph 12 herein) for federal, state or local income tax purposes or (b) any distribution of any portion of the Settlement Fund to Authorized Claimants and other persons entitled hereto pursuant to this Stipulation, excluding any portion of the Settlement Fund returned to

WellCare as a result of the termination of this Settlement and Stipulation pursuant to paragraphs 34-38 and 42; and (ii) expenses and costs reasonably incurred by Lead Counsel in connection with determining the amount of, and paying, any taxes owed by the Settlement Fund (including, without limitation, reasonable expenses of tax attorneys and accountants).

(ww)         “Trust Indenture” means that certain agreement between the Trustee and WellCare defining the terms and conditions of the WellCare Bonds, in substantially the same form as attached hereto as Exhibit D.

(xx)            “Trustee” means BoNY, in its capacity as the Trustee under the Trust Indenture, including all other capacities in which BoNY is or may be appointed to serve under the Trust Indenture.

(yy)           “Unknown Claims” means any and all Settled Claims that Lead Plaintiffs or any Class Member does not know or suspect to exist in his, her or its favor at the time of the release of the Released Parties, and any of WellCare’s Claims that WellCare does not know or suspect to exist in its favor, which if known by him, her or it might have affected his, her or its decision(s) with respect to the Settlement.  With respect to any and all Settled

Claims and WellCare’s Claims, Lead Plaintiffs and WellCare stipulate and agree that upon the Effective Date, Lead Plaintiffs and WellCare shall each, for themselves and all persons claiming by, through, or on behalf of them, expressly waive, and each Class Member shall be deemed to have waived, and by operation of the Judgment shall have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the

United States, or principle of common law, that is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Lead Plaintiffs and WellCare acknowledge, and Class Members and WellCare’s successors and assigns and any persons or entities claiming through or on behalf of WellCare shall, by operation of law, be deemed to have acknowledged, that the inclusion of “Unknown Claims” in the

definition of Settled Claims and WellCare’s Claims was separately bargained for and was a material element of the Settlement and Stipulation.

(zz)           “WellCare Bonds” means the certain bonds that WellCare will issue, as set forth in paragraph 6(c) below.

(aaa)           “WellCare’s Claims” means any and all claims and causes of action of every nature and description, whether known or Unknown Claims, whether arising under federal, state, common or foreign law, against any of the Lead Plaintiffs, Class Members or Plaintiffs’ Counsel, and each of their respective heirs, executors, administrators, predecessors, successors or assigns that have been or could have been asserted in the Action or any forum by WellCare or its successors and assigns or any persons or entities claiming through or on behalf of WellCare, arising out of or relating in any way to the institution, prosecution, or settlement of the claims against the

Defendants in this Action.  “WellCare’s Claims” does not include claims by WellCare or any of the Released Parties relating to the enforcement of the Settlement or the terms of this Stipulation.

(bbb)           “WellCare’s Counsel” means Hogan Lovells US LLP.

(ccc)           “WellCare Note” means that certain promissory note that WellCare may issue, as set forth in paragraph 6(b)(i) below, in the form attached hereto as Exhibit C.

CLASS CERTIFICATION

2.           The Parties stipulate and agree to: (a) certification of the Action as a class action pursuant to Rules 23(a) and 23(b)(3) of the Federal Rules of Civil Procedure on behalf of the Class solely for purposes of the

Settlement and for no other purposes; (b) appointment of Lead Plaintiffs as Class Representatives; and (c) appointment of Lead Counsel as Class Counsel pursuant to Rule 23(g) of the Federal Rules of Civil Procedure.  Following

execution of this

Stipulation, Lead Plaintiffs shall apply to the Court for entry of the Preliminary Approval Order, which will certify the Action to proceed as a class action solely for purposes of the Settlement and for no other purpose.

RELEASE OF CLAIMS

3.           The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Action as against the Defendants, and shall fully and finally release any and all Settled Claims as against all Released

Parties and shall also release all of WellCare’s Claims.  The Judgment shall, among other things, provide for the dismissal with prejudice of the Action against the Defendants, without costs to any party, as such costs are identified in

28 U.S.C. § 1920.

4.           Pursuant to the Judgment, upon the Effective Date, each Lead Plaintiff and Class Member, on behalf of themselves, their heirs, executors, administrators, predecessors, successors and assigns, and any other person claiming by, through or on behalf of them, shall be deemed by operation of law to (a) have released, waived, discharged and dismissed each and every of the Settled Claims against the Released Parties; (b) forever be enjoined from commencing, instituting or prosecuting any or all of the Settled Claims against any of the Released Parties; and (c) forever be enjoined from instituting, continuing, maintaining or asserting, either directly or indirectly, whether in the

United States or elsewhere, on their own behalf or on behalf of any class or any other person, any action, suit, cause of action, claim or demand against any person or entity who may claim any form of contribution or indemnity from any of the Released Parties in respect of any Settled Claim or any matter related thereto.

5.           Pursuant to the Judgment, upon the Effective Date, WellCare, on behalf of itself, its executors, administrators, predecessors, successors, assigns, and all persons and entities claiming through or on behalf of it, shall be deemed by operation of law to have released, waived, discharged and dismissed each and every of WellCare’s Claims, and shall forever be enjoined from prosecuting any or all of

WellCare’s Claims.
THE SETTLEMENT CONSIDERATION

6.           In consideration of the Settlement of the Settled Claims against WellCare and the other Released Parties, WellCare shall pay the Settlement Amount, as set forth below:

(a)           Within thirty (30) business days following entry of the Preliminary Approval Order, or within three (3) business days of Lead Counsel providing WellCare’s Counsel with wiring instructions and a tax identification number, whichever is later, WellCare shall deliver $52.5 million cash into an Escrow Account for the benefit of the Class;

(b)           WellCare shall pay an additional $35 million for the benefit of the Class as follows:

(i)           If the Judgment is entered on or before July 31, 2011, within three (3) business days following entry of the Judgment, WellCare shall deliver to an Escrow Agent identified by Lead Counsel, for deposit in an Escrow Account, the WellCare Note in the form attached hereto as Exhibit C, committing WellCare to pay $35 million in cash by July 31, 2011 into an Escrow Account (subject to Lead Counsel providing WellCare’s

Counsel with wiring instructions) for the benefit of the Class.  Immediately following WellCare’s deposit of said $35 million into the identified Escrow Account, Lead Counsel, on behalf of the Class, shall mark the original of the

WellCare Note as “paid in full” and return such marked original to WellCare’s Counsel; or

(ii)           If the Judgment is not entered on or before July 31, 2011, WellCare shall pay $35 million in cash by no later than July 31, 2011 into an Escrow Account

(subject to Lead Counsel providing WellCare’s Counsel with wiring instructions) for the benefit of the Class;

(c)           Within ten (10) business days following the Effective Date, WellCare shall issue in the name of, and deliver to, the Bond Escrow Agent, the WellCare Bonds, for the benefit of the Class.  The WellCare

Bonds shall have an aggregate principal amount of $112.5 million, a maturity date of December 31, 2016, and a fixed coupon of 6% with interest accruing as of the date the Judgment is entered.  The WellCare Bonds shall be substantially in the form of the Global Note attached as Exhibit A to the Trust Indenture and shall be governed by the Trust Indenture.  The WellCare Bonds shall also be subject to the following terms and conditions:

(i)           Concurrently with the issuance of the WellCare Bonds to the Bond Escrow Agent, WellCare will use its best efforts to obtain from a Rating Service a rating of the WellCare Bonds, provided that

WellCare shall have no further obligation under this provision 6(c)(i) if neither Rating Service will agree to rate the WellCare Bonds consistent with the Rating Service’s usual and customary requirements and fees.  WellCare shall be solely responsible for all costs and fees incurred in connection with its efforts to obtain a rating.  If WellCare obtains a rating of the WellCare Bonds, WellCare shall have no obligation (a) to ensure that the WellCare Bonds maintain such rating, or any other rating, at any time after the rating is first assigned by the Rating Service; (b) to obtain any other rating of the WellCare Bonds by the Rating Service, or any other firm in the business of rating corporate debt;

or (c) to ensure that the Rating Service, or any other firm in the business of rating corporate debt, maintains rating coverage of the WellCare Bonds;

(ii)          Pursuant to the terms of the Judgment attached hereto as Exhibit B and paragraph 32(b) hereof, the WellCare Bonds shall be exempt from registration under Section

3(a)(10) of the Securities Act of 1933, as amended, 15 U.S.C. §77c(a)(10).  In the event that within 120 days after the issuance of the WellCare Bonds to the Bond Escrow Agent, fifteen (15) or more of the Brokerage Firms refuse to engage in transactions with the holder(s) of the WellCare Bonds because the Brokerage Firms do not recognize the WellCare Bonds as exempt from registration as set forth in the Judgment, then Lead Counsel may provide to

WellCare’s Counsel an attorney affidavit stating that fifteen (15) or more of the Brokerage Firms, who shall be individually identified, have been contacted and each has represented that it will not engage in transactions with the holder(s) of the WellCare Bonds solely because the Brokerage Firm does not recognize the WellCare Bonds as exempt from registration as set forth in the Judgment (and not for any other reason).  Within 30 days thereafter, if

WellCare does not provide to Lead Counsel an attorney affidavit from WellCare’s Counsel stating that one or more Brokerage Firms, who shall be individually identified, has recognized that the WellCare Bonds are exempt from registration as set forth in the Judgment and does not refuse to engage in transactions with holder(s) of the WellCare Bonds solely because the WellCare Bonds are exempt from registration as set forth in the Judgment, then

WellCare shall, at its sole expense use its best efforts to register the WellCare Bonds under the Securities Act of 1933, as amended, provided that WellCare shall have no responsibility to facilitate or effect any trades or other transactions in the WellCare Bonds.  Lead Counsel shall reasonably cooperate with WellCare to effect such registration, if required, at no expense to Lead Counsel or the Class;

(iii)           Pursuant to the terms of the Judgment, at any time after the delivery of the WellCare Bonds to the Bond Escrow Agent, Lead Counsel shall have the sole and exclusive right to sell, on behalf of the

Class and at Lead Counsel’s discretion, all or any portion of the WellCare Bonds to one or more persons or entities (the “Bond Buyers”).  To the extent that any sale occurs, the proceeds of such sale, less any associated costs and fees incurred by Lead Counsel or the Class in connection with such sale, shall be deposited with the Escrow Agent designated by Lead Counsel for the benefit of the Class (the “Bond Sale Net Proceeds”).  For purposes of the Settlement Amount, the deposit of the Bond Sale Net Proceeds into the Escrow Account shall constitute a full and complete substitution for the WellCare

Bonds or any portion thereof that are sold and WellCare shall have no obligation whatsoever to contribute any additional cash or thing of value to the Settlement Fund as a consequence of the sale of the WellCare Bonds or any portion thereof.  WellCare shall not have any responsibility for, involvement in or liability for the sale of, or the failure to sell, the WellCare Bonds.  The Judgment shall provide that Lead Plaintiffs and all members of the Class are enjoined from commencing, instituting or prosecuting any claim against WellCare arising out of or relating to the sale of the WellCare Bonds by Lead Counsel pursuant to the provisions of this sub-paragraph 6(c)(iii), including any claim challenging the manner of the sale, its terms or the proceeds or Bond Sale Net Proceeds obtained from the sale;

(iv)           The WellCare Bonds will be disbursed by the Bond Escrow Agent only in certificate-less (book entry) form.  WellCare shall not issue or otherwise provide any physical certificates for the

WellCare Bonds or any portion thereof, other than delivering to the Bond Escrow Agent the Global Note substantially in the form set forth as Exhibit A to the Trust Indenture, as provided in sub-paragraph 6(c), hereof.  As set forth in the Plan of Allocation and the Trust Indenture, the WellCare Bonds will be issued and disbursed by the Bond Escrow Agent in denominations of one hundred dollars ($100) principal amount or integral multiples thereof; no fractional amounts of WellCare Bonds will be issued or disbursed;

(v)           The Bond Escrow Agent shall disburse the WellCare Bonds pursuant to instructions by Lead Counsel either by (i) transferring the WellCare Bonds (or any sold portion thereof) to Bond Buyers through DTC and/or (ii) posting the allocable share of the WellCare Bonds (or any unsold portion thereof) to the accounts of Authorized Claimants on the DRS.  In the latter event (i) interest and principal payments will be made as set forth in the Trust Indenture and Authorized Claimants may transfer the WellCare Bonds on the DRS on to DTC as permitted by the DRS; and (ii) the DRS Administrator may serve as the Registrar and the Paying Agent under the

Trust Indenture;
(vi)           Lead Counsel shall have sole responsibility, on behalf of the Class, for directing the Bond Escrow Agent to transfer to Bond Buyers through the DTC or post to the accounts of Authorized

Claimants on the DRS, as appropriate, the WellCare Bonds (or any appropriate portion thereof).  Any such directions given to the Bond Escrow Agent by Lead Counsel shall be set forth in a writing signed by Lead Counsel, delivered in the manner prescribed by the Bond Escrow Agreement and accompanied by such information, and in such physical or electronic medium as specified in the Bond Escrow Agreement, to permit the WellCare Bonds to be immediately transferred electronically through DTC to the brokerage accounts of the Bond Buyers or posted electronically to the accounts of Authorized Claimants on the DRS, as applicable, in such amounts as are appropriate (the

“Bond Instructions”).  Lead Counsel, WellCare, the Claims Administrator, Escrow Agents and all entities under the direction of Lead Counsel shall, at no expense to WellCare, cooperate with the Bond Escrow Agent to provide such information as is required for the Bond Instructions.  Lead Counsel shall provide WellCare’s Counsel with notice of the Bond Instructions at the same time such Bond Instructions are delivered to the Bond Escrow Agent.  To the extent that the Bond Instructions direct the

posting of the WellCare Bonds, in whole or part, to the accounts of Authorized Claimants on the DRS, Lead Counsel shall not issue the Bond Instructions to the Bond Escrow Agent prior to the entry of a Class Distribution Order authorizing the disbursement of the WellCare Bonds, in whole or part, to Authorized Claimants;

(vii)           Any and all costs and expenses incurred by Lead Counsel or the Class as set forth in the Bond Escrow Agreement and the Fee Allocation Agreement shall be deemed Notice and Administration

Costs and paid from the Settlement Fund pursuant to the terms of this Stipulation.  All fees and expenses charged by BoNY to serve as Trustee under the Trust Indenture, as set forth in the fee agreement referenced in the Trust

Indenture, shall be paid by WellCare.  The fees and expenses charged by BoNY to serve as DRS Administrator, as set forth in the DRS Fee Letter, shall be allocated among the Parties pursuant to the Fee Allocation Agreement, attached hereto as Exhibit F, and all amounts allocated to Lead Counsel or the Class in said Fee Letter Allocation Agreement shall be deemed Notice and Administration Costs and paid from the Settlement Fund pursuant to the terms of this Stipulation.  Lead Counsel, on behalf of the Class, shall ensure that sufficient amounts are maintained in the Settlement Fund to satisfy all known and reasonably anticipated Notice and Administration Costs; and

(viii)           The WellCare Bonds shall not be listed on any exchange and WellCare shall have no responsibility or obligation to effect such a listing.

(d)           In the event that WellCare obtains any Recovered Cash, then WellCare shall, within ten (10) business days following its receipt of any such Recovered Cash, notify Lead Counsel of such receipt and pay

25% of the Net Recovered Cash so received, in cash into an Escrow Account (subject to Lead Counsel providing WellCare’s Counsel with wiring instructions) for the benefit of the Class.  WellCare agrees to pursue the Derivative

Actions

against the Individual Defendants in good faith.  Notwithstanding the foregoing, title to all claims asserted or to be asserted by WellCare in the Derivative Actions shall belong to WellCare and all decisions concerning WellCare’s conduct of the Derivative Actions, including but not limited to the nature of the claims it asserts and the manner and timing of the assertion, prosecution and resolution of all such claims, shall be governed solely by WellCare in the exercise of its good faith business judgment.  For purposes of avoiding any ambiguity, nothing herein shall impose any affirmative obligation on WellCare to obtain, by trial or settlement, any recovery from any of the Individual

Defendants; and

(e)           In the event that within three (3) years after the execution of this Stipulation, a Change in Control (a “CIC,” as defined below) occurs, then within thirty (30) days after the CIC, WellCare (or its successor(s)), shall pay into an Escrow Account (subject to Lead Counsel providing WellCare’s Counsel with wiring instructions) an additional $25 million in cash for the benefit of the Class.  For purposes of this provision, a CIC shall mean the date of acquisition of legal title by a person or group (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, 15 U.S.C. §78 (m)(d), and the regulations issued thereunder) of more than 50% of WellCare’s then issued and outstanding common stock, at a share price or equivalent consideration equaling $30.00 or more (excluding the effect of any appraisal proceedings under Delaware law) but after adjustment for any common stock dividends, stock splits or reverse stock splits that occur after the date of this Stipulation.

7.           WellCare agrees that it will continue to be bound by the terms and remedial measures it agreed to in the Deferred Prosecution Agreement (“DPA”) entered on May 5, 2009 in the action entitled United States of

America v. WellCare Health Plans, Inc., Case No. 8:09-cr-00203-JDW-EAJ in the United States District Court for the Middle District of Florida.  In

addition, WellCare agrees it will continue to be bound by the organizational and corporate governance changes detailed in the March 3, 2010 Stipulation of Partial Settlement filed in the Federal Derivative Action and approved by the Court in an Order entered on July 8, 2010.  The terms and remedial measures set forth in the DPA and the Federal Derivative Action are enforceable by the parties to those respective actions.

8.           The Settlement Amount as set forth above in paragraph 6 is inclusive of all Plaintiffs’ Counsel’s attorneys’ fees and Litigation Expenses that may be awarded by the Court, and all Notice and Administration Costs

and Taxes, and is the total, full and final amount of all payments to be paid by, or on behalf of, WellCare for the benefit of itself and the Released Parties, to the Lead Plaintiffs, the Class Members or Plaintiffs’ Counsel in connection with the Settlement and this Stipulation.

9.           Immediately upon deposit of each portion of the Settlement Amount into the Escrow Accounts, WellCare shall have no liability to fund that portion of the Settlement Amount so deposited and no responsibility for the Settlement Fund, including for any loss of principal.  Lead Plaintiffs, on behalf of themselves, the Class and all Class Members shall hold WellCare harmless for any losses, claims, causes of action, damages, liability, or expenses

(including reasonable attorneys’ fees) arising from or related to any default by the Escrow Agents and/or the Bond Escrow Agent in respect of any of their responsibilities, duties or obligations regarding the Settlement Amount or the Settlement Fund.
USE OF SETTLEMENT FUND

10.           The Settlement Fund shall be used to pay: (i) any Taxes; (ii) any Notice and Administration Costs; (iii) any attorneys’ fees awarded by the Court; and (iv) any Litigation Expenses awarded by the Court.  The balance remaining in the Settlement Fund (the Net

Settlement Fund), after payment of items (i)-(iv), shall be distributed to Authorized Claimants as provided below.

11.           The Net Settlement Fund shall be distributed to Authorized Claimants as provided herein.  Except upon orders of the Court, issued after prior notice to WellCare, the Net Settlement Fund shall not be distributed from the Escrow Accounts until after the Effective Date has occurred and the Class Distribution Order has been entered.  All Settlement Amounts held by the Escrow Agents or Bond Escrow Agent shall be deemed to be in the custody of the Court and shall remain subject to the jurisdiction of the Court until such time as the Settlement Amounts shall be distributed or returned pursuant to the terms of this Stipulation and/or further order of the Court.  The

Escrow Agents shall invest any cash in the Escrow Accounts in United States Treasury Bills (or a mutual fund invested solely in such instruments) and shall collect and reinvest all interest accrued thereon, except that any residual cash balances of less than $100,000 may be invested in money market mutual funds comprised exclusively of investments secured by the full faith and credit of the United States.

12.           The Parties hereto agree that the Settlement Fund is intended to be a Qualified Settlement Fund within the meaning of § 468B of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury

Regulation § 1.468B-1.  The parties hereto shall cooperate with each other and shall not take a position in any filing or before any tax authority inconsistent with such treatment.  Lead Counsel shall make reasonable efforts to ensure that the Settlement Fund at all times complies with applicable provisions of the Code and treasury regulations in order to maintain its treatment as a Qualified Settlement Fund.  To this end, the Judgment shall provide that the

Settlement Fund is approved by the Court as a Qualified Settlement Fund and  Lead Counsel shall make reasonable efforts to ensure that the Escrow Agents, the Bond Escrow

Agent and Claims Administrator or other administrator of the Settlement Fund complies with all applicable provisions of the Code and treasury regulations in order to maintain its treatment as a Qualified Settlement  Fund.  The parties hereto agree that Lead Counsel, as administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall be solely responsible for filing or causing to be filed all  informational and  other tax returns as may be necessary or appropriate (including, without limitation, the returns described in Treasury Regulation § 1.468B-2(k)) for the Settlement Fund.  Such returns shall be consistent with this paragraph and in all events shall reflect that all Taxes on the income and gains earned on the Settlement Fund shall be paid out of the Settlement Fund as provided by Paragraph 14 below.  Lead Counsel shall also be solely responsible for causing payment to be made from the Settlement Fund of any Taxes owed with respect to the Settlement Fund.  Upon written request, WellCare will provide promptly to Lead Counsel the statement described in Treasury Regulation § 1.468B-3 (e).  Lead Counsel, as

administrator of the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3), shall timely make such elections as are necessary or advisable to carry out this paragraph, including, as necessary, making a “relation back election,” as described in Treasury Regulation § 1.468B-1(j), to cause the Qualified Settlement Fund to come into existence at the earliest allowable date, and shall take or cause to be taken all actions as may be necessary or appropriate in connection therewith.

13.           The taxable year of the Settlement Fund shall be the calendar year in accordance with Treasury Regulation § 1.468B-2(j).  The Settlement Fund shall use an accrual method of accounting within the meaning of § 446

(c) of the Code.

14.           All Taxes shall be paid out of the Settlement Fund, and shall be timely paid by the Escrow Agent pursuant to the disbursement instructions to be set forth in the Escrow Agreement,

and without prior order of the Court.  Any tax returns prepared for the Settlement Fund (as well as the election set forth therein) shall be consistent with the previous paragraphs 12 and 13 and in all events shall reflect that all

Taxes (including any interest or penalties) on the income and gains earned by the Settlement Fund shall be paid out of the Settlement Fund as provided herein.  The Settlement Fund shall indemnify and hold all Released Parties harmless for any Taxes and related expenses of any kind whatsoever (including without limitation, taxes payable by reason of any such indemnification), if any, payable by WellCare by reason of any income and gains earned on the

Settlement Fund.  WellCare shall notify the Escrow Agent promptly if it receives any notice of any claim for Taxes relating to the Settlement Fund.

15.           This is not a claims-made settlement.  Once the Effective Date occurs, neither WellCare, the Individual Defendants nor any other Released Parties nor any other person or entity, will have the right or ability to get back any of the Settlement Amount or any interest accrued thereon, irrespective of the number of Claims filed, the collective amount of losses of Authorized Claimants, the percentage of recovery of losses, or the amounts to be paid to Authorized Claimants from the Net Settlement Fund.  Notwithstanding the foregoing, the provisions of paragraphs 38 and 42 shall supersede the terms contained in this paragraph 15 in the event of any conflict between the provisions.

16.           The Claims Administrator shall discharge its duties under Lead Counsel’s supervision and subject to the jurisdiction of the Court.  Except as otherwise provided herein, the Released Parties shall have no responsibility whatsoever for the administration of the Settlement, and shall have no liability whatsoever to any person, including, but not limited to, the Class Members, in connection with any such administration.  Lead Counsel shall cause the Claims Administrator to mail the Notice and Proof of Claim Form to those members of the Class at the address of each such person as set forth in the records of WellCare’s stock transfer agent(s), or who otherwise may be identified through further reasonable effort.  Lead Counsel will cause to be published the Summary Notice pursuant to the terms of the Preliminary Approval Order or whatever other form or manner might be ordered by the Court.  For the purpose of identifying and providing notice to the Class, within five (5) business days following the entry of the Preliminary Approval Order, WellCare shall provide or cause to be provided to the Claims Administrator (at no cost to the Settlement Fund, Lead Counsel or the Claims Administrator) its shareholder lists maintained by its stock transfer agent, in electronic form or such other form as is reasonably available to WellCare.

17.           Lead Counsel may pay from the Escrow Account, without further approval from WellCare or further order of the Court, the Notice and Administration Costs actually incurred up to the amount of $500,000.00.  Such costs and expenses shall include, without limitation, the actual costs of publication, printing and mailing the Notice, reimbursements to nominee owners for forwarding the Notice to their beneficial owners of WellCare common stock, the administrative expenses incurred and fees charged by the Claims Administrator in connection with providing Notice and processing the submitted Claims, and the fees, if any, of the Escrow Agent, the Bond Escrow Agent and

DRS Administrator.  In the event that the Settlement is terminated pursuant to the terms of this Stipulation, all Notice and Administration Costs reasonably paid or incurred shall not be returned or repaid to WellCare or any other person or entity who or which contributed funds to the Settlement Fund.
ATTORNEYS’ FEES AND LITIGATION EXPENSES

18.           Lead Counsel will apply to the Court prior to and at the Settlement Hearing for a collective award of attorneys’ fees to Plaintiffs’ Counsel not to exceed 17% of the Settlement

Amount.  Lead Counsel also will apply to the Court for reimbursement of Litigation Expenses, which may include reimbursement of the expenses of Lead Plaintiffs in accordance with 15 U.S.C. § 78u-4(a)(4).  WellCare shall not lodge any objection with respect to Lead Counsel’s applications or awards discussed in this paragraph.  Such matters are not the subject of any agreement between WellCare and Lead Plaintiffs other than what is set forth in this

Stipulation.

19.           Any attorneys’ fees and Litigation Expenses that are awarded by the Court may be paid to Lead Counsel from the Settlement Fund, with the Court’s approval, immediately upon award (or upon funding of the

Settlement Amount pursuant to paragraph 6 with respect to those portions of the Settlement Amount not funded prior to the Court’s award of attorneys’ fees and Litigation Expenses), notwithstanding the existence of any timely filed objections thereto, or potential for appeal therefrom, or collateral attack on the Settlement or any part thereof, subject to Lead Counsel’s obligation to make appropriate refunds or repayments to the Settlement Fund, plus interest actually earned, if the Settlement is terminated pursuant to the terms of this Stipulation or if, as a result of any appeal or further proceedings on remand, or successful collateral attack, the award of attorneys’ fees and/or Litigation

Expenses is reduced or reversed pursuant to a Final court order.  Lead Counsel shall make the appropriate refund or repayment in full no later than fifteen (15) business days after receiving from WellCare’s Counsel or from a court of appropriate jurisdiction notice of the termination of the Settlement or notice of any reduction of the award of attorneys’ fees and/or Litigation Expenses by a Final order.  An award of attorneys’ fees and/or Litigation Expenses is not a necessary term of this Stipulation and is not a condition of this Stipulation.  Lead Plaintiffs and Lead Counsel may not cancel, terminate or otherwise challenge the Stipulation or the Settlement based on this Court’s or any appellate court’s ruling with respect to attorneys’ fees and/or Litigation Expenses.

20.           Lead Counsel shall have the sole authority to allocate the Court-awarded attorneys’ fees amongst Plaintiffs’ Counsel in a manner which it, in good faith, believes reflects the contributions of such counsel to the prosecution and Settlement of the Action.  Defendants shall have no responsibility for any such allocation and shall not be liable for any claims relating to such allocation.

CLAIMS ADMINISTRATOR

21.           The Claims Administrator shall administer the process of receiving, reviewing and approving or denying Claims under Lead Counsel’s supervision and subject to the jurisdiction of the Court.  Other than WellCare’s obligation to provide its shareholder lists, as provided herein, none of the Released Parties shall have any responsibility for, involvement in or liability for providing Notice to the Class, the administration of the Settlement or the

Claims process, the allocation of the Settlement proceeds, the reviewing or challenging of Claims of members of the Class or the distribution of the Settlement Amount.  WellCare and WellCare’s Counsel shall cooperate in the administration of the Settlement to the extent reasonably necessary to effectuate its terms.

22.           The allocation of the Net Settlement Fund among Authorized Claimants shall be subject to a Plan of Allocation to be proposed by Lead Counsel and approved by the Court.  WellCare shall take no position with respect to such proposed Plan of Allocation; such Plan of Allocation is a matter separate and apart from the proposed Settlement between WellCare and Lead Plaintiffs.  The Plan of Allocation to be proposed by Lead Counsel is not a necessary term of this Stipulation and it is not a condition of this Stipulation that any particular plan of allocation be approved by the Court.  Lead Plaintiffs and Lead Counsel may not cancel or terminate the Stipulation or the

Settlement based on the Court’s or any appellate court’s ruling with respect to the Plan of Allocation or any plan of allocation in this Action.  Neither WellCare nor any other Released Party shall have any responsibility or liability whatsoever for the Plan of Allocation or any plan of allocation in this Action or the allocation of the Net Settlement Fund pursuant to any such Plan or plan.

23.           The Claims Administrator shall receive Claims and determine first, whether the Claim is a valid Claim, in whole or part, and second, each Authorized Claimant’s pro rata share of the Net Settlement Fund based upon each Authorized Claimant’s recognized claim compared to the total recognized claims of all Authorized Claimants (as set forth in the Plan of Allocation set forth in the Notice attached hereto as Exhibit 1 to Exhibit A, or in such other plan of allocation as the Court approves).

24.           Any Class Member who does not submit a valid Claim Form will not be entitled to receive any distribution from the Net Settlement Fund but will otherwise be bound by all of the terms of this Stipulation and the

Settlement, including the terms of the Judgment to be entered in the Action and the releases provided for herein, and will be permanently barred and enjoined from bringing any action, claim, or other proceeding of any kind against any Released Party concerning any Settled Claim.

25.           Lead Counsel shall be responsible for supervising the administration of the Settlement and disbursement of the Net Settlement Fund.  Neither Defendants, nor any other Released Party, shall have any liability, obligation or responsibility whatsoever for the administration of the Settlement or disbursement of the Net Settlement Fund.  Neither Defendants nor any other Released Party, shall be permitted to review, contest or object to any

  Claim Form or any decision of the Claims Administrator or Lead Counsel with respect to accepting or rejecting any Claim Form or Claim for payment by a Class Member.  Lead Counsel shall have the right, but not the obligation, to waive what they deem to be formal or technical defects in any Claim Forms submitted in the interests of achieving substantial justice.

26.           For purposes of determining the extent, if any, to which a Class Member shall be entitled to be treated as an Authorized Claimant, the following conditions shall apply:

a.           Each Class Member shall be required to submit a Claim Form, substantially in the form attached hereto as Exhibit 2 to Exhibit A, supported by such documents as are designated therein, including proof of the Claimant’s loss, or such other documents or proof as the Claims Administrator or Lead Counsel, in their discretion, may deem acceptable;

b.           All Claim Forms must be submitted by the date set by the Court in the Preliminary Approval Order and specified in the Notice, unless such deadline is extended by Order of the Court.  Any Class Member who fails to submit a Claim Form by such date shall be forever barred from receiving any distribution from the Net Settlement Fund or payment pursuant to this Stipulation (unless, by Order of the Court, late-filed Claim Forms are accepted), but shall in all other respects be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment and the releases provided for herein, and will be permanently barred and enjoined from bringing any action, claim or other proceeding of any kind against any Released Party concerning any Settled Claim.  A Claim Form shall be deemed to be submitted when posted, if received with a postmark indicated on the envelope and if mailed by first-class mail and addressed in accordance with the instructions thereon;

c.           Each Claim Form shall be submitted to and reviewed by the Claims Administrator, under the supervision of Lead Counsel, who shall determine in accordance with this Stipulation the extent, if any, to which each Claim shall be allowed, subject to review by the Court pursuant to subparagraph (e) below;

d.           Claim Forms that do not meet the submission requirements may be rejected.  Prior to rejecting a Claim in whole or in part, the Claims Administrator shall communicate with the Claimant in writing, to give the

Claimant the chance to remedy any curable deficiencies in the Claim Form submitted.  The Claims Administrator, under supervision of Lead Counsel, shall notify, in a timely fashion and in writing, all Claimants whose Claim the Claims

Administrator proposes to reject in whole or in part, setting forth the reasons therefor, and shall indicate in such notice that the Claimant whose claim is to be rejected has the right to a review by the Court if the Claimant so desires and complies with the requirements of subparagraph (e) below;

e.           If any Claimant whose Claim has been rejected in whole or in part desires to contest such rejection, the Claimant must, within the timeframe stated in the notice required in subparagraph (d) above, serve upon the Claims Administrator a notice and statement of reasons indicating the Claimant’s grounds for contesting the rejection along with any supporting documentation, and requesting a review thereof by the Court.  If a dispute concerning a Claim cannot be otherwise resolved, Lead Counsel shall thereafter present the request for review to the Court; and

f.           The administrative determinations of the Claims Administrator accepting and rejecting Claims shall be presented to the Court, on notice to Defendants’ counsel, for approval by the Court in the Class

Distribution Order.

27.           Each Claimant shall be deemed to have submitted to the jurisdiction of the Court with respect to the Claimant’s Claim, and the Claim will be subject to investigation and discovery under the Federal Rules of Civil

Procedure, provided that such investigation and discovery shall be limited to that Claimant’s status as a Class Member and the validity and amount of the Claimant’s Claim.  No discovery shall be allowed on the merits of this Action or this Settlement in connection with the processing of Claim Forms.

28.           The Net Settlement Fund shall be distributed to Authorized Claimants by the Claims Administrator and the Bond Escrow Agent, as applicable, only after the later of the Effective Date and the entry of a Class

Distribution Order.

29.           Lead Counsel will apply to the Court, on notice to WellCare, for a Class Distribution Order: (i) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the

Claims submitted; (ii) approving payment of any additional unpaid or anticipated Notice and Administration Costs from the Escrow Account (except to the extent that Court approval is not required as specified herein); (iii) if the

Effective Date has occurred, directing payment of the Net Settlement Fund to Authorized Claimants from the Escrow Account and by the Bond Escrow Agent, as applicable, in specified increments until it is no longer economically feasible to distribute the remaining funds, at which time, a cy pres donation will be made to a non-profit charitable organization selected by Lead Plaintiffs and approved by the Court; and (iv) other relief as appropriate.

30.           Payment pursuant to the Class Distribution Order shall be final and conclusive against all Class Members.  All Class Members whose Claims are not approved by the Court shall be barred from participating in distributions from the Net Settlement Fund, but otherwise shall be bound by all of the terms of this Stipulation and the Settlement, including the terms of the Judgment to be entered in this Action and the releases provided for therein, and will be permanently barred and enjoined from bringing any action against any and all Released Parties concerning any and all of the Settled Claims.

31.           All proceedings with respect to the administration, processing and determination of Claims and the determination of all controversies relating thereto, including disputed questions of law and fact with respect to the validity of Claims, shall be subject to the jurisdiction of the Court.
TERMS OF THE JUDGMENT

32.           If the Settlement contemplated by this Stipulation is approved by the Court, Lead Counsel shall request that the Court enter a Judgment, substantially in the form annexed hereto as Exhibit B, pursuant to Rule 54(b)

of the Federal Rules of Civil Procedure.  The Judgment shall, as a condition of the Settlement, include, among other things, the following:

(a)           A “Bar Order” that permanently bars, enjoins and restrains, to the fullest extent permitted under 15 U.S.C. §78u-4(f)(7), any and all claims for contribution arising out of the Action (including but not limited to the Settled Claims) (i) by any person or entity against WellCare and any of the other Released Parties and (ii) by WellCare against any person or entity, other than a person or entity whose liability to the Class and each Class

Member has been extinguished by this Settlement and Stipulation, including defendants Farha, Behrens, Bereday and any of the other Released Parties; and

(b)           The findings that the WellCare Bonds are being issued in exchange for bona fide outstanding claims; that all persons and entities to whom it is proposed to issue such securities have had the right to appear at the hearing on the fairness of the Settlement and adequate notice has been given to all such parties; that the WellCare Bonds are therefore unrestricted, freely tradable and exempt from registration under Section 3(a)(10) of the Securities Act of 1933, as amended, 15 U.S.C. §77c(a)(10), and any analogous provisions of applicable state securities laws; and that WellCare will rely on such Section 3(a)(10) exemption and may choose to distribute the WellCare Bonds without registration and compliance with the prospectus delivery requirements of the U.S. securities laws or any analogous state securities laws based upon the Court’s findings.

33.           To the extent that WellCare is required to serve notice of the proposed settlement pursuant to the Class Action Fairness Act of 2005 (the “CAFA Notice”), 28 U.S.C. § 1715(b), WellCare shall do so not later than ten

(10) days after this Stipulation is filed with the Court.  The Parties agree that they will request that, pursuant to 28 U.S.C. § 1715(d), the Settlement Hearing be scheduled for no earlier than ninety (90) days following the deadline for

WellCare to serve the CAFA Notice as stated in this paragraph.  Any delay by WellCare in timely serving the CAFA Notice will not provide grounds for delay of the Settlement Hearing or entry of the Judgment.

WAIVER OR TERMINATION

34.           Within thirty (30) days of: (a) the Court’s declining to enter the Preliminary Approval Order in any material respect without leave to resubmit the Settlement for preliminary approval in a form that all Parties agree upon; (b) the Court’s refusal to approve this Stipulation or any material part of it; (c) the Court’s declining to enter the Judgment in any material respect and in the form annexed hereto as Exhibit B; or (d) the date upon which the

Judgment is modified or reversed in any material respect by the Court of Appeals or the Supreme Court, WellCare and Lead Plaintiffs each shall have the right to terminate the Settlement and this Stipulation by providing written notice to each other of an election to do so.  However, any decision with respect to an application for attorneys’ fees or Litigation Expenses, or with respect to any Plan of Allocation, shall not be considered material to the Settlement or this Stipulation and shall not be grounds for termination.

35.           In addition to all the rights and remedies that the Lead Plaintiffs and Lead Counsel have under the terms of this Stipulation, in the event that WellCare fails to pay all or portions of the Settlement Amount on or before the deadlines as set forth above in paragraph 6, Lead Plaintiffs and Lead Counsel shall have the right (a) with respect to those Settlement Amounts set forth in paragraphs 6(a) to 6(c), to either: (i) enforce this Stipulation and

Settlement, including seeking interest on amounts not timely paid; or (ii) provided that no distribution of any or all of the Net Settlement Fund has been made, terminate this Stipulation and Settlement by providing written notice to

WellCare’s Counsel, within 30 days, of their election to do so; and (b) with respect to those Settlement Amounts set forth in paragraphs 6(d) and 6(e), to enforce this Stipulation and Settlement, including seeking interest on amounts not timely paid.

36.           If Class Members who purchased or acquired more than a certain number of shares of WellCare common stock during the Class Period (the “Opt-Out Threshold”) properly elect to exclude themselves from the Class in accordance with the requirements for requesting exclusion provided in the Notice, as specified in a separate supplemental agreement between Lead Plaintiffs and WellCare (the “Supplemental Agreement”), WellCare shall have, in its sole and absolute discretion, the option to terminate this Settlement and Stipulation.  The Opt-Out Threshold may be disclosed to the Court for purposes of the approval of the Stipulation and Settlement, as may be required by the

Court, but such disclosure shall be carried out to the fullest extent possible in accordance with the practices of the Court so as to maintain the Opt-Out Threshold as confidential.

37.           Lead Counsel shall request that the deadline for submitting exclusions from the Class be at least twenty-one (21) days prior to the Settlement Hearing.  Copies of all requests for exclusion from the Class received by the Claims Administrator (or other person designated to

to receive exclusion requests) shall be provided to Lead Counsel and WellCare’s Counsel no later than eight (8) business days prior to the Settlement Hearing.  If the threshold stated in the Supplemental Agreement is reached,

WellCare shall have until 5:00 p.m. Eastern Time of the fifth business day before the Settlement Hearing to inform Lead Counsel, in writing, that it elects to exercise its option to terminate the Settlement and this Stipulation.  Lead

Counsel shall have the right to communicate with the holders of such shares and, if a sufficient number of them withdraw in writing their requests for exclusion such that the total number of shares purchased during the Class Period represented by the remaining “opt outs” represents less than the threshold, the notice of termination shall be deemed withdrawn.

38.           Except as otherwise provided herein, in the event that the Settlement and Stipulation is terminated, this Stipulation and Settlement shall be without prejudice, and none of its terms shall be effective or enforceable and the fact of the Settlement shall not be admissible in any trial of this Action, and the Parties shall be deemed to have reverted to their respective status in this Action immediately prior to August 6, 2010, and, except as otherwise expressly provided, the parties shall proceed in all respects as if this Stipulation and any related orders had not been entered, and any portion of the Settlement Amount previously paid or delivered into the Escrow Accounts and/or to the Bond Escrow Agent, as applicable, including, but not limited to, any funds disbursed in payment of Litigation Expenses and attorneys’ fees, together with any interest actually earned or gains thereon, less any amounts for

Taxes paid or owing with respect to such interest income and/or gains and/or for Notice and Administration Costs actually incurred and  paid or payable, shall be returned by the Escrow Agents, the Bond Escrow Agent and/or

Plaintiffs’ Counsel, as applicable, to WellCare within fourteen (14) business days after written notification of such event by WellCare to the Lead Counsel.

NO ADMISSION OF WRONGDOING

39.           This Stipulation, whether or not consummated, and any proceedings taken pursuant to it:

a.           Shall not be offered or received against any of the Released Parties as evidence of, or construed as, or deemed to be evidence of any presumption, concession, or admission by any of the Released Parties with respect to the truth of any fact alleged by Lead Plaintiffs or the validity of any claim that was or could have been asserted against any of the Released Parties in this Action or in any litigation, or of any liability, negligence, fault, or other wrongdoing of any kind of any of the Released Parties;

b.           Shall not be offered or received against any of the Released Parties as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any of the Released Parties, or against the Lead Plaintiffs or any Class Members as evidence of any infirmity in the claims of Lead Plaintiffs or the other Class Members;

c.           Shall not be offered or received against any of the Released Parties, or against the Lead Plaintiffs or any other Class Members, as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing of any kind, or in any way referred to for any other reason as against any of the Released Parties, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be necessary to effectuate the provisions of this Stipulation; provided, however, that if this Stipulation is approved by the Court, Defendants, any other Released Party, or any Class Member may refer to it to effectuate the protection from liability granted them hereunder and further, that it may be referred to in any action for contribution that WellCare may bring against any of the other Released Parties;

d.           Shall not be construed against any of the Released Parties, Lead Plaintiffs or any other Class Members as an admission, concession, or presumption that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial;

e.           Shall not be construed against Lead Plaintiffs or any other Class Members as an admission, concession, or presumption that any of their claims are without merit or that damages recoverable under the

Complaint would not have exceeded the Settlement Amount; and

f.           Shall not be construed as or received in evidence as an admission, concession or presumption that class certification is appropriate in this Action, except for purposes of this Settlement.

MISCELLANEOUS PROVISIONS

40.           All of the exhibits attached hereto and the Supplemental Agreement referenced herein are hereby incorporated by reference as though fully set forth herein and are material terms of this Settlement and Stipulation.

41.           WellCare warrants that, as to the payments to be made by or on behalf of it pursuant to paragraph 6 above, at the time of such payments, WellCare will not be insolvent, nor will the payments required to be made by or on behalf of WellCare render it insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof.  This representation is made by WellCare and not by its counsel.
                42.           If a case is commenced under Title 11 of the United States Code (Bankruptcy), or a trustee, receiver, conservator, or other fiduciary is appointed under any similar law, and in the event of the entry of a final order of a court of competent jurisdiction determining the transfer of money to the Settlement Fund or any portion thereof to be a preference, voidable transfer, fraudulent transfer or similar transaction and any portion thereof is required to be returned, and such amount is not promptly deposited to the Settlement Fund by others, then, at the election of Lead Counsel, the Parties shall jointly move the Court to vacate and set aside the releases given and the Judgment entered in favor of Defendants and the other Released Parties pursuant to this Stipulation, which releases and Judgment shall be null and void; the Parties shall be restored to their respective positions in the litigation immediately prior to August 6, 2010; and any Settlement Amounts previously deposited in the Settlement Fund shall be returned as provided in Paragraph 38 above.

43.           The Parties intend this Settlement to be a final and complete resolution of all disputes asserted or which could be asserted by the Lead Plaintiffs, any other Class Members and their attorneys against all Released

Parties with respect to all Settled Claims.  Accordingly, Lead Plaintiffs and WellCare agree not to assert in any forum that this Action was brought by Lead Plaintiffs or defended by WellCare and the Individual Defendants in bad faith or without a reasonable basis.  Neither Lead Plaintiffs nor WellCare shall assert claims of any violation of Rule 11 of the Federal Rules of Civil Procedure relating to the prosecution, defense, or settlement of this Action.  Lead

Plaintiffs and WellCare agree that the amount paid and the other terms of this Settlement were negotiated at arm’s-length in good faith by the Parties, including a mediation conducted by a professional mediator, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

44.           While retaining their rights to deny that the claims asserted in the Action were meritorious, WellCare in any statement made to any media representative (whether or not for attribution) will not deny that the Action was commenced and prosecuted in good faith and is being settled voluntarily after consultation with competent legal counsel.  In all events, Lead Plaintiffs and WellCare shall refrain from any accusations of wrongful or actionable conduct by any Plaintiffs or WellCare concerning the prosecution and resolution of the Action, and shall not otherwise suggest that the Settlement constitutes an admission of any claim or defense alleged.

45.           Lead Plaintiffs and WellCare agree that, other than disclosures required by law, any public comments from Lead Plaintiffs or WellCare regarding this resolution will not substantially deviate from words to the effect that Lead Plaintiffs and WellCare have reached a mutually acceptable resolution by way of a mediated settlement that will avoid protracted and expensive litigation, and that Lead Plaintiffs and WellCare are satisfied with this resolution.

46.           This Stipulation may not be modified or amended, nor may any of its provisions be waived except by a writing signed by all signatories hereto or their successors-in-interest.

47.           The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

48.           All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided.  In the event a deadline stated herein falls on a weekend or federal court holiday, the deadline shall be the following business day.

49.           The administration and consummation of this Settlement as embodied in this Stipulation shall be under the authority of the Court, and the Court shall retain jurisdiction for the purpose of entering orders providing for awards of attorneys’ fees and Litigation Expenses to Lead Counsel and enforcing the terms of this Stipulation.

50.           The waiver by one party of any breach of this Stipulation by any other party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation.

51.           This Stipulation, its exhibits, and the Supplemental Agreement constitute the entire agreement among the Parties hereto concerning this Settlement, and no representations, warranties, or inducements have been made by any Party hereto concerning this Stipulation and its exhibits other than those contained and memorialized in such documents.

52.           This Stipulation may be executed in one or more original and/or faxed counterparts.  All executed counterparts and each of them shall be deemed to be one and the same instrument provided that counsel for the signatories of this Stipulation shall exchange among themselves copies of original signed counterparts.

53.           This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties hereto.

54.           The construction, interpretation, operation, effect and validity of this Stipulation, and all documents necessary to effectuate it, shall be governed by the internal laws of the State of Florida without regard to conflicts of laws, except to the extent that federal law requires that federal law govern.

55.           No opinion or advice concerning the tax consequences of the Settlement to individual Class Members or any of the Parties or any of the Released Parties is being given or will be given by Lead Counsel and/or

WellCare’s Counsel; nor is any representation or warranty in this regard made by virtue of this Stipulation.  Class Members will be directed to consult their own tax advisors regarding the tax consequences of the proposed settlement and any tax reporting obligations they might have with respect to it.  Each Class Member’s tax obligations, and the determination thereof, are the sole responsibility of the Class Member, and it is understood that the tax consequences may vary depending on the particular circumstances of each individual Class Member.

56.           This Stipulation shall not be construed more strictly against one Party than another merely by virtue of the fact that it, or any part of it, may have been prepared by counsel for one of the Parties, it being recognized that it is the result of arm’s-length negotiations between the Parties and all Parties have contributed substantially and materially to the preparation of this Stipulation.

57.           All counsel and any other person executing this Stipulation and any of the exhibits hereto, or any related Settlement documents, warrant and represent that they have the full authority to do so and that they have the authority to take appropriate action required or permitted to be taken pursuant to the Stipulation to effectuate its terms.

58.           Lead Counsel and WellCare’s Counsel agree to cooperate fully with one another in seeking Court approval of the Preliminary Approval Order, the Stipulation and this Settlement, and to use best efforts to promptly agree upon and execute all such other documentation as may be reasonably required to obtain final approval by the Court of the Settlement.

59.           If any Party is required to give notice to any other Party under this Stipulation, such notice shall be in writing and shall be deemed to have been duly given upon (a) receipt of hand delivery or (b) sending of electronic mail, provided that no rejection notice occurs and that identical notice is sent by United States Mail, first-class postage pre-paid or pre-paid, overnight courier delivery service.  Notice shall be provided as follows:

 If to Lead Counsel:                                             Bernstein Litowitz Berger & Grossmann LLP
1285 Avenue of the Americas
New York, New York 10019
Attn: Steven Singer
steven@blbglaw.com

AND

Labaton Sucharow LLP
140 Broadway, 34th Floor
New York, New York 10005
Attn: Thomas Dubbs
tdubbs@labaton.com

If to WellCare:                                       Hogan Lovells US LLP
555 13th Street, NW
Washington, DC 20004
Attn: George H. Mernick, III
george.mernick@hoganlovells.com

AND

John Richter
Vice President and Chief Litigation Counsel
WellCare Health Plans, Inc.
8735 Henderson Road
Renaissance 1, 3rd Floor
Tampa, FL 33634
john.richter@wellcare.com

60.           The settling parties in this Stipulation and Settlement include, exclusively, Lead Plaintiffs on behalf of themselves and the Class, on one side, and WellCare, on the other.  Notwithstanding the foregoing, as of the

Effective Date, this Settlement and Stipulation shall extinguish the liability of the Individual Defendants and all Released Parties to Lead Plaintiffs and the Class for Settled Claims, as set forth herein.

DATED AS OF:  December 17, 2010                                                 BERNSTEIN LITOWITZ BERGER
               & GROSSMANN LLP

                                                                                                                /s/ Max W. Berger
                                                                                                                MAX W. BERGER
STEVEN B. SINGER
NIKI L. MENDOZA
LAURA GUNDERSHEIM
1285 Avenue of the Americas
New York, NY 10019
Telephone: 212-554-1400
Fax: 212-554-1444
Co-Lead Counsel for Lead Plaintiffs and the Class

LABATON SUCHAROW LLP

                                                                                                                /s/ Thomas Dubbs
THOMAS DUBBS
JAMES W. JOHNSON
MICHAEL STOCKER
140 Broadway, 34th Floor
New York, NY 10005
Telephone: 212-907-0700
Fax: 212-818-0477
Co-Lead Counsel for Lead Plaintiffs and the Class

HOGAN LOVELLS US

/s/ George H. Mernick
GEORGE H. MERNICK, III
555 13th Street, NW
Washington, DC 20004
Telephone: 202-637-5600
Fax: 202-637-5910
Counsel for Defendant WellCare Health Plans, Inc.